Exhibit 10.42

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by THE PANTRY, INC., a Delaware corporation (the “Corporation”) and KEITH S. BELL (the “Employee”).

The Corporation and Employee are parties to an employment agreement dated July 21, 2006 (the “Employment Agreement”). They wish to amend and restate the Employment Agreement as provided herein.

The Corporation desires to employ Employee and Employee desires to accept such employment on the terms set forth below.

In consideration of the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Corporation and Employee agree as follows:

1.         EMPLOYMENT.     The Corporation employs Employee and Employee accepts employment on the terms and conditions set forth in this Agreement. Employee shall serve as Senior Vice President, Fuels and have such responsibilities and authority as the Corporation may assign from time to time. Employee, at the Corporation’s discretion, may be reassigned or transferred to different units or locations.

    1.1         Employee shall perform all duties and exercise all authority in accordance with, and otherwise comply with, all Corporation policies, procedures, practices and directions.

    1.2         Employee shad devote all working time and best efforts to successfully perform his duties and advance the Corporation’s interests. During his employment, Employee shall not engage in any other business activities of any nature whatsoever (including board memberships) for which he receives compensation without the Corporation’s prior consent; provided, however, this provision does not prohibit him from personality owning and trading in stocks, bonds, securities, real estate, commodities or other investment properties for his own benefit which do not create actual or potential conflicts of interest with the Corporation.

2.         COMPENSATION.

    2.1         Base Salary.     Employee’s annual salary for all services rendered shall be $275,000 (less any applicable taxes and withholdings) payable in accordance with the Corporation’s policies, procedures and practices as they may exist from time to time. Employee’s salary periodically may be subject to annual increases in the Corporation’s discretion in accordance with its policies, procedures and practices as they may exist from time to time.

    2.2         Guaranteed Bonus.     At the end of the first year of Employee’s employment under this Agreement, Employee shall be entitled to receive a guaranteed bonus of the greater of Fifty Thousand and 00/100 Dollars ($50,000.00) (less applicable withholdings) or the amount Employee would receive under the Company’s incentive plan for the Company’s fiscal year ending September 28, 2007. Such bonus shall be paid in accordance with the terms of the Corporation’s regular incentive programs and Employee must be employed by the Corporation at the time payment of such bonus would be made.

    2.3         Relocation Expenses.     The Corporation will assist Employee in relocating to North Carolina by purchasing Employee’s current principal residence in accordance with the terms of the Corporation’s regular relocation practices and policies. In addition, the Corporation will reimburse Employee for incidental expenses related to his relocation which would not otherwise be reimbursable under the Company’s regular relocation practices and policies. If any of the incidental expenses are not tax deductible, then Employee’s reimbursement for such expense shall be grossed up for taxes. Provided, however, no such relocation expenses shall be paid later than March 15 of the year following the year in which the expense was incurred.

    2.4         Bonus Programs.     Employee may participate in any incentive program which may be made available from time to time to the Corporation’s employees at Employee’s level; provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of the program, as they may exist from time to time, and provided that for Employee’s first year of employment hereunder, his bonus entitlement shall be as described in Section 2.2 above.

    2.5         Benefits.     Employee may participate in all medical, dental, disability, insurance, 401(k), pension, vacation and other employee benefit plans and programs which may be made available from time to time to Corporation employees at Employee’s level, provided, however, that Employee’s participation is subject to the applicable terms, conditions and eligibility requirements of these plans and programs, some of which are within the plan administrator’s discretion, as they may exist from time to time. Notwithstanding the foregoing, Employee shall be entitled to a minimum of twenty-two (22) days of annual vacation. Subject to applicable state law, accrued, unused vacation may not be carried over from year to year.

    2.6         Benefit Plans Subject to Amendment.     Nothing in this Agreement shall require the Corporation to create, continue or refrain from amending, modifying, revising or revoking any of the plans, programs or benefits set forth in Sections 2.4 and 2.5. Employee acknowledges that the Corporation, in its sole discretion, may amend, modify, revise or revoke any such plans, programs or benefits. Any amendments, modifications, revisions and revocations of these plans, programs and benefits shall apply to Employee. Nothing in this Agreement shall afford Employee any greater rights or benefits with regard to these plans, programs and benefits than are afforded to him under their applicable terms, conditions and eligibility requirements, some of which are within the plan administrator’s discretion, as they may exist from time to time.

    2.7         Offset for Disability Payments.     If at any time during which Employee is receiving salary or post-termination payments from the Corporation, he receives payments on account of mental or physical disability from any Corporation-provided plan, then the Corporation, in its discretion, may reduce his salary or post-termination payments by the amount of such disability payments.

3.         TERM OF EMPLOYMENT AND TERMINATION.     The original term of employment under this Agreement shall be for a two (2) year period commencing on September 5, 2006 and terminating on September 4, 2008 subject to the following provisions:

    3.1         Automatic Renewal.     Upon the expiration of the original term or any renewal term of employment, Employee’s employment shall be automatically renewed for a one (1) year period unless, at least sixty (60) days prior to the renewal date, either party gives the other party written notice of its intent not to continue the employment relationship. During any renewal term of employment, the terms, conditions and provisions set forth in this Agreement shall remain in effect unless modified in accordance with Section 8.

    3.2         Without Cause.     During the original or any renewal term, the employment relationship hereunder shall be terminated without cause thirty (30) days after either the Corporation or Employee gives notice of such termination to the other party.

    3.3         With Cause.     The Corporation may terminate Employee’s employment immediately without notice at any time for the following reasons which shall constitute “Cause”: (i) the willful and continued failure by Employee to substantially perform his duties with the Corporation; (ii) Employee’s insubordination in responding to any specific, reasonable instructions from either the Corporation’s Chief Executive Officer or Board of Directors; (iii) conduct by the Employee which is demonstrably and materially injurious to the Corporation, monetarily or otherwise; or (iv) the conviction of Employee of, or the entry of a plea of guilty or nolo contendere by Employee to, any crime involving moral turpitude or any felony. Prior to a termination pursuant to Section 3.3(i), Employee shall be given written notice of the manner in which he has failed to perform and a thirty (30) day opportunity to cure such failure.

    3.4         Death or Disability.     The Corporation may terminate Employee’s employment without notice in the event of Employee’s death or “Disability” which shall mean Employee’s physical or mental inability to perform the essential functions of his duties with or without reasonable accommodation for a period of 180 consecutive days or 180 days in total within a 365-day period as determined by the Corporation in its reasonable discretion and in accordance with applicable law.

    3.6         Survival.     Section 4 (Compensation Upon Termination), Section 5 (Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property), and Section 6 (Change in Control) shall survive the expiration or termination of this Agreement, regardless of the reasons for such expiration or termination, until the obligations set forth therein have been satisfied.

4.         COMPENSATION UPON TERMINATION.

    4.1         By Corporation For Cause or Employee Without Cause or By Notice of Non-Renewal.     If Employees employment is terminated by the Corporation for Cause or by Employee without cause or by notice of non-renewal, the Corporation’s obligation to compensate Employee ceases on the effective termination date except as to amounts due at that time.

    4.2         By Corporation by Non-Renewal or Without Cause.     If the Corporation terminates Employee’s employment by notice of non-renewal or without Cause, then Employee shall be entitled to receive:

        (A)         amounts due on the effective termination date;

        (B)         if the termination is by the Corporation without Cause in the first two years of employment under this Agreement, an amount equal to the greater of Employee’s then current monthly salary for the then remaining months in the original term of this Agreement or for twelve (12) months, less any applicable taxes and withholdings and payable in substantially equal installments on the last business day of each applicable month and, if the termination is after the first two years of employment hereunder, an amount (less any applicable taxes and withholdings) equal to Employee’s then current monthly salary for twelve (12) months, payable in substantially equal installments on the last business day of each applicable month. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as applicable, each installment payment shall be considered a separate payment. During the twelve (12) month period following termination, if Employee accepts employment or a consultancy with another entity or becomes self-employed, then he must notify the Corporation before such employment or consultancy begins and the payments made pursuant to Section 4.2(B) shall be reduced by the amount of compensation to be paid to him in connection with such employment, consultancy or self-employment. If Employee does not notify the Corporation in accordance with this provision, then its obligation to make payments or further payments pursuant to Section 4.2(B) shall cease.

                      In the event that the total amount of payments due Employee under Section 4.2(B) should exceed the maximum amount permitted to be paid under a separation pay plan exempt from regulation under Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii), then the entire amount in excess of such maximum amount shall be paid to Employee no later than two and one-half (2 1/2) months following the end of the calendar year in which Employee’s employment terminated.

        (C)         unless Employee obtains comparable group health insurance coverage from a subsequent employer, then, for the twelve (12) months following the termination of Employee’s employment, Employee may elect to continue participation in the Corporation’s group health insurance plan in which Employee participated upon termination of employment by electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). For the twelve (12) month continuation period, the Corporation shall reimburse Employee for that portion of the COBRA premiums in excess of the amount Employee paid for group health plan coverage immediately prior to termination from employment. In the event Employee prefers to obtain coverage under an individual health insurance policy that is less expensive than COBRA coverage rather than electing COBRA continuation coverage, the Corporation shall, for twelve (12) months, reimburse Employee for that portion of the premium payments that are in excess of the amount Employee paid for group health plan coverage immediately prior to termination of employment. All reimbursements required pursuant to this Section 4.2(D) shall be paid as soon as reasonably practicable following Employee’s submission of proof of timely premium payments to the Corporation; provided, however, that all such claims for reimbursement shall be submitted by Employee and paid by the Corporation no later than fifteen (15) months following Employee’s termination of employment.

    4.3         Death or Disability.     If Employee’s employment is terminated because of Employee’s death either before or after a Change in Control (as hereinafter defined), then the Corporation shall pay to the estate of Employee an amount (less any applicable taxes and withholdings) equal to Employee’s then current monthly salary for six (6) months. If Employee’s employment is terminated because of Disability either before or after a Change in Control, then the Corporation shall pay Employee his then current monthly salary (less any applicable taxes and withholdings) for a period equal to the shorter of: (i) six (6) months from the date of termination; or, (ii) the time period from the date of termination through the date on which Employee begins receiving long term disability insurance benefits in accordance with the Corporation’s long term disability plan. Any payments paid to Employee or his estate pursuant to this Section shall be paid in periodic, substantially equal installments; provided, however, that all such amounts payable shall be paid no later than two and one-half (2 1/2) months following the end of the calendar year in which Employee’s employment terminated. For purposes of Section 409A, as applicable, each installment payment shall be considered a separate payment.

    4.4         Severance Pursuant to Agreement.

        The Corporation’s obligation to provide the payments under Sections 4.2 and 4.3 (except in the event of termination because of Employee’s death) is conditioned upon Employee’s execution of an enforceable release of all claims and his compliance with Section 5 hereof (specifically including the return of all Corporation property). The required release shall contain a non-disparagement clause. If Employee chooses not to execute such a release or fails to comply with Section 5 of this Agreement, then the Corporation’s obligation to compensate him ceases on the effective termination date except as to amounts due at that time.

        Employee is not entitled to receive any compensation or benefits upon his termination except as: (i) set forth in this Agreement; (ii) otherwise required by law; or (iii) otherwise required by any employee benefit plan in which he participates; provided, however, that the terms and conditions afforded Employee under this Agreement are in lieu of any severance benefits to which he otherwise might be entitled pursuant to a severance plan, policy or practice. Nothing in this Agreement, however, is intended to waive or supplant any death, disability, retirement, 401(k) or pension benefits to which Employee may be entitled under employee benefit plans in which Employee participates.

5.         COMPETITIVE BUSINESS ACTIVITIES, TRADE SECRETS, CONFIDENTIAL INFORMATION AND CORPORATION PROPERTY.     Employee acknowledges that by virtue of Employee’s employment and position with the Corporation, Employee (i) has or will have access to trade secrets and Confidential Information (as defined in Section 5.2(B)) of the Corporation including valuable information about its business operations and entities with whom it does business in various locations, and (ii) has developed or will develop relationships with parties with whom it does business in various locations. Employee also acknowledges that the trade secrets, Confidential Information and Competitive Business Activities provisions set forth in this Agreement are reasonably necessary to protect the Corporation’s legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable him to understand the scope of the restrictions imposed on him.

    5.1         Competitive Business Activities.     Without the Corporation’s prior written approval, during Employee’s employment and for twelve (12) months following termination of employment regardless of the reason for such termination:

        (A)         Employee shall not, either individually or on behalf of another, directly or indirectly, as employer, employee, owner, partner, stockholder, independent contractor, agent, or otherwise enter into or in any manner participate in the convenience store business in North Carolina or Florida. Notwithstanding the foregoing, Employee’s ownership, directly or indirectly, of not more than one percent of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate Section 5.1(A).

        (B)         Employee will not directly or indirectly, request or induce any other employee of the Corporation to: (i) terminate employment with the Corporation, or (ii) accept employment with another business entity, or (iii) become engaged in the convenience store business in competition with the Corporation.

    5.2         Trade Secrets; Confidential Information.

        (A)         Employee hereby covenants and agrees not to use or disclose any Confidential Information (as hereinafter defined) or trade secrets except to authorized representatives of the Corporation or except as required by any governmental or judicial authority; provided, however, that the foregoing restrictions shall not apply to items that, through no fault of Employee’s, have entered the public domain.

        (B)         Confidential Information.     For purposes of this Agreement, “Confidential Information” means any data or information with respect to the business conducted by the Corporation, other than trade secrets, that is material to the Corporation and not generally known by the public. To the extent consistent with the foregoing definition, Confidential Information includes without limitation: (i) reports, pricing, safes manuals and training manuals, selling and pricing procedures, and financing methods of the Corporation, together with any techniques utilized by the Corporation in designing, developing, manufacturing, testing or marketing its products or in performing services for clients, customers and accounts of the Corporation; and ii) the business plans, financial statements, reports and projections of the Corporation, and the Corporation’s prospective strategic or expansion plans.

        (C)         Corporation Property.     Employee acknowledges that all trade secrets and Confidential Information are and shall remain the sole, exclusive and valuable property of the Corporation and that Employee has and shall acquire no right, title or interest therein. Any and all printed, typed, written and other material which Employee may have or obtain with respect to trade secrets or Confidential Information (including without limitation all copyrights therein) shall be and remain the exclusive property of the Corporation, and any and all such material (including any copies) and all other Corporation property shall, upon request of the Corporation, be promptly delivered by Employee to the Corporation.

    5.3         Other Agreements.     Nothing in this Agreement shall terminate, revoke or diminish Employee’s obligations or the Corporation’s rights and remedies under law or any agreements relating to trade secrets, confidential information, or non-competition which Employee has executed in the past or may execute in the future or contemporaneously with this Agreement.

6.         Change in Control.

    6.1         Definition of Change In Control.     For purposes of this Agreement, a “Change in Control” shall mean:

        (A)         any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than: (i) the Corporation; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation; (iii) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; or (iv) the existing holders of capital stock of the Corporation as of the date hereof, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding securities; or

        (B)         the consummation of a merger, share exchange, consolidation or reorganization involving the Corporation and any other corporation or other entity as a result of which less than fifty percent (50%) of the combined voting power of the Corporation or of the surviving or resulting corporation or entity after such transaction is held in the aggregate by the holders of the combined voting power of the outstanding securities of the Corporation immediately prior to such transaction; or

        (C)         the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of ail or substantially all of the Corporation’s assets; or

        (D)         during any period of twenty-four (24) consecutive months, the individuals who constitute the Board of Directors of the Corporation at the beginning of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board of Directors; provided, however, that a director who is not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director is elected or recommended for election by a majority of the directors who are then Incumbent Directors.

    6.2         Termination Following a Change In Control.     After the occurrence of a Change in Control, Employee shall be entitled to receive payments and benefits pursuant to this Agreement if Employee’s employment is terminated within eighteen (18) months following the Change in Control either by the Corporation by notice of non-renewal, without Cause, or with Cause as defined in Section 3.3(1) (failure to perform) hereof, or by Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall exist for Employee to terminate his employment if Employee resigns within six (6) months of any of the following conditions having arisen without his consent after having given the Corporation written notice of the existence of such condition within sixty (60) days of the initial existence of the condition and providing the Corporation with thirty (30) days to remedy the condition:

        (A)         a substantial adverse alteration in the nature or status of his position or responsibilities or the conditions of his employment from those in effect immediately prior to the Change in Control;

        (B)         a material diminution by the Corporation of Employee’s annual base salary and target bonus;

        (C)         the Corporation’s requiring Employee to be based more than fifty (50) miles from the Corporation’s offices at which he was principally employed immediately prior to the date of the Change in Control;

        (D)         the Corporation’s material failure to pay Employee any compensation due under this Agreement;

        (E)         the failure of the Corporation to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement;

        (F)         any other action or inaction that constitutes a material breach by the Corporation of this Agreement.

    6.3         Severance Pay and Benefits.     If Employee’s employment with the Corporation terminates under circumstances as described in Section 6.2 above, Employee shall be entitled to receive all of the following:

        (A)         all accrued compensation through the termination date;

        (B)         a severance payment equal to Employee’s then current monthly salary for twenty-four (24) months plus an amount equal to the value of Employee’s target bonus for the year in which the termination occurs (less any applicable taxes and withholdings), payable in substantially equal installments on the last business day of each applicable month. For purposes of Section 409A, as applicable, each installment payment shall be considered a separate payment. During the twenty-four (24) month period following termination, if Employee accepts employment or a consultancy with another entity or becomes self-employed, then he must notify the Corporation before such employment or consultancy begins and the payments made pursuant to this Section 6.3(B) shall be reduced by the amount of compensation to be paid to him in connection with such employment, consultancy or self-employment. If Employee does not notify the Corporation in accordance with this provision, then its obligation to make payments or further payments pursuant to this Section 6.3(B) shall cease;

                        In the event that the total amount of payments due Employee under Section 6.3(B) should exceed the maximum amount permitted to be paid under a separation pay plan exempt from regulation under Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9)(iii), then the entire amount in excess of such maximum amount shall be paid to Employee no later than two and one-half (2 1/2) months following the end of the calendar year in which Employee’s employment terminated.

(C)         unless Employee obtains comparable medical insurance coverage from a subsequent employer, then, for twenty-four (24) months following the termination of Employee’s employment, the Corporation shall reimburse Employee for certain premiums paid for comparable health insurance coverage as described in this Section 6.3(C). Employee may elect to continue coverage under the Corporation’s group health insurance plan in which he participated on the effective date of the termination of employment by election of continuation coverage under COBRA, subject to the terms of the group health plan and applicable law. The Corporation shall reimburse Employee for that portion of the COBRA premiums that are in excess of the amount Employee paid for group health plan coverage immediately prior to termination of employment for the lesser of: (i) the maximum COBRA period for which Employee is eligible, or (ii) twenty-four (24) months following termination of employment. At the end of the maximum COBRA continuation period, the Corporation shall further reimburse Employee for that portion of health insurance premiums under a fully-insured, individual health insurance policy that are in excess of the amount Employee paid for coverage under the Corporation’s group health plan immediately prior to termination of employment. Such individual health insurance policy reimbursements shall continue for no longer than the remainder, if any, of the twenty-four (24) month health insurance continuation period following expiration of the maximum COBRA continuation period. Notwithstanding the foregoing, in the event Employee prefers to initially obtain health insurance coverage under a fully-insured, individual health insurance policy that is less expensive than COBRA coverage, the Corporation shall reimburse Employee for premiums that are in excess of the amount Employee paid for health insurance under the Corporation’s group health plan immediately prior to termination through the earlier to occur of: (i) twenty-four (24) months following termination of employment, or (ii) the date Employee obtains comparable group health insurance coverage from a subsequent employer. All such reimbursements required pursuant to this Section 6.3(C) shall be paid as soon as reasonably practicable following Employee’s submission of proof of timely premium payments to the Corporation; provided, however, that all such claims for reimbursement shall be submitted by Employee and paid by the Corporation no later than twenty-seven (27) months following Employee’s termination of employment.

7.         WAIVER OF BREACH.     The Corporation’s or Employee’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

8.         ENTIRE AGREEMENT.     Except as expressly provided in this Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

9.         SEVERABILITY.     If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement. Additionally, if any of the provisions, clauses or phrases in the Competitive Business Activities, Trade Secrets, Confidential Information and Corporation Property provisions set forth in this Agreement are held unenforceable by a court of competent jurisdiction, then the parties desire that they be “blue-penciled” or rewritten by the court to the extent necessary to render them enforceable.

10.         PARTIES BOUND.     The terms, provisions, covenants and agreements contained in this Agreement shall apply to, be binding upon and inure to the benefit of the Corporation’s successors and assigns. The Corporation, at its discretion, may assign this Agreement. Employee may not assign this Agreement without the Corporation’s prior written consent.

11.         REMEDIES.     Employee acknowledges that his breach of the Agreement would cause the Corporation irreparable harm for which damages would be difficult, if not impossible, to ascertain and legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Corporation may be entitled by virtue of the Employee’s breach or threatened breach of this Agreement, the Corporation may seek equitable relief, including but not limited to preliminary and injunctive relief, and such other available remedies.

12.         DELAYED DISTRIBUTION TO KEY EMPLOYEES.     If the Corporation determines, in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Corporation’s sole discretion, that Employee is a Key Employee of the Corporation on the date her employment with the Corporation terminates and that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Section 409A(a)(2)(B)(i), then any severance payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement and not otherwise exempt from Section 409A shall be delayed for a period of six (6) months (the “409A Delay Period”). In such event, any such severance payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Employee during the 409A Delay Period shall be paid to Employee in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “Key Employee” shall mean an employee who, on an Identification Date (“Identification Date” shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) of that section. If Employee is identified as a Key Employee on an Identification Date, then Employee shall be considered a Key Employee for purposes of this Agreement during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

13.         GOVERNING LAW.     This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

EMPLOYEE

/s/ KEITH S. BELL	11/20/07
Keith S. Bell	Date

THE PANTRY, INC.

/s/ PETER J. SODINI	11/20/07
Peter J. Sodini	Date